Exhibit 4.1

EXECUTION

ESCROW AGREEMENT

among

ACCO FINANCE I, INC.,

as Depositor,

ACCO WORLD CORPORATION,

CITIBANK, N.A., AGENCY & TRUST,

as Escrow Agent and Securities Intermediary,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Trustee

Dated as of August 5, 2005

ESCROW AGREEMENT

ESCROW AGREEMENT (this “Agreement”) made this 5th day of August, 2005 by and among CITIBANK, N.A., AGENCY & TRUST, a national banking institution incorporated under the laws of the United States of America (“Escrow Agent”) ACCO FINANCE I, INC., a Delaware corporation (“ACCO Finance” or the “Depositor”), ACCO WORLD CORPORATION (to be renamed ACCO Brands Corporation), a Delaware corporation (“ACCO”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America in its capacity as trustee under the Indenture referred to below (“Trustee”). Capitalized terms used herein but not otherwise defined herein will have the meaning ascribed to such terms in the Indenture.

WHEREAS, pursuant to the Purchase Agreement (the “Purchase Agreement”), dated August 2, 2005, among ACCO Finance, Citigroup Global Markets Inc., Goldman, Sachs & Co., ABN AMRO Incorporated, Harris Nesbitt Corp., NatCity Investments, Inc. and Piper Jaffray & Co. (collectively, the “Initial Purchasers”), ACCO Finance is concurrently selling $350,000,000 aggregate principal amount of its 7 5/8 Senior Subordinated Notes due 2015 (the “Notes”) to be issued under an Indenture (the “Indenture”), dated as of August 5, 2005, between ACCO Finance and the Trustee. The Notes will also benefit from the terms of a Registration Rights Agreement (the “Registration Rights Agreement”), dated August 5, 2005, between ACCO Finance and the Initial Purchasers.

WHEREAS, pursuant to the terms of the Purchase Agreement and the Indenture, ACCO Finance is required to deposit with the Escrow Agent the net proceeds from the sale of the Notes, together with an additional amount, which will be made available to it by ACCO, in cash sufficient to redeem the Notes at a redemption price (the “Special Mandatory Redemption Price”) equal to 100% of the original issue amount of the Notes, plus accrued and unpaid interest on the Notes through September 4, 2005.

WHEREAS, the Notes are being sold by ACCO Finance in connection with the spin-off (the “Spin-off”) of ACCO from Fortune Brands, Inc. (“Fortune Brands”) pursuant to a Distribution Agreement, dated as of March 15, 2005, as amended, between Fortune Brands and ACCO (together with all other material agreements related to the Spin-off, the “Spin-off Documents”) and the merger (the “Merger”) of a wholly-owned subsidiary of ACCO with and into General Binding Corporation, a Delaware corporation (“GBC”) pursuant to that certain agreement and plan of merger, dated as of March 15, 2005, as amended (together with all other material agreements related to the Merger, the “Merger Documents”), by and among Fortune Brands, ACCO, Gemini Acquisition Sub, Inc. and GBC. In connection with the Spin-off and Merger, ACCO will be renamed “ACCO Brands Corporation” and on the Assumption Date ACCO will enter into new senior secured credit facilities providing for borrowings thereunder of up to $750,000,000 (the “Credit Agreement” and, together with all other agreements related to such facilities, the “Credit Documents”) with Citigroup Global Markets Inc. and ABN AMRO Incorporated as joint lead arrangers and joint book running managers and the other agents and the lenders party thereto. The issuance of the Notes, the Spin-off, the Merger, the execution of the Credit Agreement and the transactions related thereto are collectively referred to herein as the “Transactions” and this Agreement, the Purchase Agreement, the Registration Rights Agreement (including any joinders thereto), the Indenture, the Supplemental Indenture, the Spin-off Documents, the Merger Documents and the Credit Agreement Documents are collectively referred to herein as the “Transaction Documents”.

WHEREAS, subject to the terms of this Agreement, the Escrowed Property is anticipated to be released to ACCO following the merger ACCO Finance with and into ACCO (the “Escrow Merger”) and in connection with the completion of the other Transactions (other than the issuance of the Notes).

WHEREAS, if the Escrow Merger and the other conditions to the release of the Escrowed Property as set forth in this Agreement do not occur by the earlier of (x) September 4, 2005 and (y) the first date that ACCO advises the Trustee that it has determined that either the Spin-off or the Merger will not be consummated, then within one (1) Business Day of such date (such date being the “Special Mandatory Redemption Date”), the Escrow Agent will release the Escrowed Property to the Trustee to be used to fund a redemption of the Notes at the Special Mandatory Redemption Price as described in the Indenture and any excess funds remaining after such redemption of all the Notes will be paid to ACCO.

WHEREAS the parties hereto have entered into this Agreement in order to set forth the conditions upon which, and the manner in which, the Escrowed Property will be disbursed from the Escrow Account (as defined below).

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, ACCO Finance, ACCO and the Trustee jointly appoint Citibank, N.A., Agency & Trust as securities intermediary and the Escrow Agent for the Escrowed Property and direct Citibank, N.A., Agency & Trust as the Escrow Agent to establish and maintain an account upon the terms and conditions set forth in this Agreement. Citibank, N.A., Agency & Trust hereby accepts such appointment as the Escrow Agent for the Escrowed Property and agrees to maintain the Escrow Account and to act as the Escrow Agent for the Escrowed Property, in each case in accordance with and subject to the following Instructions and Terms and Conditions:

I.	INSTRUCTIONS

1.	Escrowed Property

The Escrow Agent will have established an escrow account (the “Escrow Account”) on or prior to the date hereof (the “Issue Date”), which account will be entitled “Citibank, N.A., Agency & Trust Account for the benefit of the holders of ACCO Finance I, Inc.’s 7 5/8% Senior Subordinated Notes due 2015”.

On the Issue Date, the Initial Purchasers will deposit $342,125,000.00, representing the aggregate net proceeds from the sale of the Notes, and ACCO will deposit or cause to be deposited $10,098,958.33 (the “ACCO Contribution”), in each case by wire transfer of immediately available funds with the Escrow Agent (collectively, the “Initial Deposit”) in the Escrow Account. The Escrow Agent will maintain the Escrow Account in accordance with the terms of this Agreement. All funds, including the Initial Deposit, and Permitted Investments (as defined below) accepted or held by the Escrow Agent pursuant to this Agreement, will be held in accordance with the terms of this Agreement and under the sole dominion and control of the Escrow Agent for the sole and exclusive benefit of the holders of the Notes, until disbursed in accordance with the terms hereof. Except as otherwise set forth in this Agreement to the contrary, the Escrow Agent does not have any interest in the Escrowed Property but is serving as escrow agent and securities intermediary only and having only possession thereof.

The foregoing property and/or funds, plus all interest, dividends and other distributions and payments thereon (collectively the “Distributions”) received by Escrow Agent, less any property and/or funds distributed or paid in accordance with this Escrow Agreement, are collectively referred to herein as “Escrowed Property.”

Each of ACCO Finance and ACCO acknowledges and agrees that until all of conditions set forth in Paragraph 4.A and the Indenture have been satisfied and the Escrowed Property has been released to ACCO in accordance with the terms hereof and thereof, neither ACCO Finance nor ACCO will have any claim to, interest in or rights against any of the Escrowed Property, and, until such release of the Escrowed Property, such Escrowed Property will constitute security for the Notes and will be held for the benefit of the holders of the Notes.

If, notwithstanding the preceding paragraph, either ACCO Finance or ACCO has any right or title to the Escrowed Property, each of the Depositor and ACCO hereby grants to the Trustee for the benefit of the holders of the Notes, a security interest and lien on all of its rights to the Escrowed Property and Escrow Account and all amounts on deposit therein or investments credited thereto as security for the Depositors’ obligations under the Indenture and the Notes. Notwithstanding anything in this Agreement to the contrary, the Escrow Agent will comply with entitlement orders and instructions originated by the Trustee, subject to the terms of Paragraph 4, with respect to the Escrowed Property without further consent of the Depositor, ACCO or any person acting or purporting to act on their behalf being required, including, without limitation, directing disposition of the funds in the Escrow Account; provided that the Trustee agrees with the Depositor and ACCO that it shall not deliver any instructions to the Escrow Agent except as in compliance with the other provisions of this Agreement. In addition, notwithstanding anything in this Agreement to the contrary, to the extent that ACCO has any reversionary or other right in any or all of the ACCO Contribution, the ACCO Contribution shall be deemed a contribution to the equity of ACCO Finance and any such reversionary or other right shall belong solely to ACCO Finance.

2.	Investment of Escrowed Property

Escrow Agent will invest or reinvest the Escrowed Property in Permitted Investments (as defined below), without distinction between principal and income, in accordance with written instructions delivered to the Escrow Agent by specifying any one or more of the following Permitted Investments from the Depositor designated herein (any such instructions being “Investment Instructions”). Initially, until otherwise directed in writing, the Escrow Property will be invested in Dreyfus Institutional Cash Advantage (#100).

For purposes of this Agreement, “Permitted Investments” will consist of only the following:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof;

(2) certificates of deposit, time deposits, money market deposits, demand deposits and eurodollar time deposits with maturities no later than the Special Mandatory Redemption Date and overnight bank deposits, in each case with any commercial bank, including those of the Escrow Agent or those in which its affiliates serves as an investment advisor, administrator, shareholder servicing agent, custodian or sub-custodian (notwithstanding that the Escrow Agent or an affiliate of the Escrow Agent charges and collects fees and expenses from such funds for services rendered, provided that such charges, fees and expenses are on terms consistent with terms negotiates at arm’s length), having capital and surplus in excess of $500.0 million and whose long-term debt is rated at least “A” or the equivalent thereof by Moody’s or S&P; provided that no such investment shall mature later than the date fixed for the Special Mandatory Redemption (as defined below); and

(3) investments in money market funds which invest exclusively in the investments specified in clauses (1) and (2).

ACCO shall deliver to the Escrow Agent, as a condition to any release requested by ACCO under Paragraph 4, a written statement signed by an Authorized Representative of the Company, and certified as to its mathematical accuracy by a nationally recognized firm of independent accountants selected by ACCO, setting forth a calculation showing that the amount of cash that would be available to the Escrow Agent, based on the Escrow Funds that would be held with the Escrow Agent (after giving effect to any such investment or release, if applicable) or to be deposited with the Escrow Agent, without any reinvestment thereof or sale prior to maturity, but taking into account scheduled maturities of, and scheduled payments of interest on, the Permitted Investments included in the Escrow Funds, would be at least equal to the Initial Deposit on the Special Mandatory Redemption Date. The Escrow Agent shall be under no obligation to independently confirm or verify the calculations or the accuracy of such calculations contained in, or the conclusions reached by, such statement.

In any Investment Instructions delivered by the Depositor to the Escrow Agent, the Depositor will specify, as applicable, the exact name of the securities, the CUSIP number, trade and settlement dates, rate, par amount, proceeds and interest amount, maturity date and broker for such Permitted Investment.

The Escrow Agent will have no obligation to invest or reinvest the Escrowed Property if all or a portion of the Escrowed Property is deposited with the Escrow Agent after 11:00 a.m. (E.S.T.) on the day of deposit. Investment Instructions that are received after 11:00 a.m. (E.S.T.) will be treated as if received on the following Business Day (as defined in the Indenture.)

The Escrow Agent will have the power to sell or liquidate the foregoing investments whenever the Escrow Agent will be required to release the Escrowed Property pursuant to the terms hereof. The Escrow Agent will have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrowed Property made pursuant to this Agreement in compliance with the provisions hereof. Any interest or other income received on such investment and reinvestment of the Escrowed Property will become part of the Escrowed Property.

If no Investment Instructions are received, the Escrowed Property will remain uninvested with no liability for interest therein. It is agreed and understood that the Escrow Agent may earn fees associated with the Permitted Investments outlined above.

Neither Citigroup nor any of its affiliates assume any duty or liability for monitoring any investment rating.

Escrow Agent will have no liability for any loss arising from or related to any such Permitted Investment other than in accordance with Paragraph 5 of the Terms and Conditions.

3.	Written Instruction

All instructions required under this Agreement will be delivered to Escrow Agent (with a copy to the Trustee or the Depositor and ACCO, as applicable) in writing, in either original or facsimile form, executed by an Authorized Representative (as hereinafter defined) of the Depositor or the Trustee. The identity of such Authorized Representatives, as well as their specimen signatures, will be delivered to Escrow Agent in an Incumbency Certificate in the form of Exhibit A and will remain in effect until the Depositor or the Trustee, as applicable, notify Escrow Agent of any change (“Authorized Representatives”). In its capacity as Escrow Agent, Escrow Agent will accept all instructions and documents complying with the above under the indemnities provided in this Agreement, and reserves the right to refuse to accept any instructions or documents which fail, or appear to fail, to comply. Further to this procedure, Escrow Agent reserves the right to telephone an Authorized Representative to confirm the details of such instructions or documents if they are not already on file with us as standing instructions. Escrow Agent, Depositor, ACCO and Trustee agree that the above constitutes a commercially reasonable security procedure.

4.	Distribution of Escrowed Property

Escrow Agent is directed to hold and release the Escrowed Property the date of such proposed release being the “Release Date”) in the manner set forth below:

A. To ACCO (or its designee), upon the directions of the Trustee in a written statement (substantially in the form of Exhibit B hereto) (and the Escrow Agent will, as soon as practicable and except as contemplated in Paragraph 4.C below, comply with any such direction by the Trustee), as soon as practicable upon receipt on or prior to the Special Mandatory Redemption Date in connection with the Escrow Merger (the date of such being the “Assumption Date”) of a direction to do so from the Trustee, following the Trustee’s receipt of:

(1) an Officers’ Certificate of ACCO, dated the Release Date, substantially in the form of Exhibit C hereto;

(2) a certificate of the Secretary of each of GBC and each subsidiary of GBC that will become a Guarantor dated the Release Date and substantially in the form of Exhibit D hereto;

(3) legal opinions, dated the Release Date and addressed to the Trustee, from (i) Skadden, Arps, Slate Meagher & Flom LLP substantially in the form attached hereto as Exhibit E-1 and (ii) Jones Vargas, Nevada counsel, substantially in the form attached hereto as Exhibit E-2; and

(4) copies of the filed documents or executed counterparts of assumption documentation, including (i) the Certificate of Merger, substantially in the form of Exhibit F hereto, previously filed with the Delaware Secretary of State, (ii) a supplemental indenture (the “Supplemental Indenture”), substantially in the form of Exhibit G hereto and (iii) a joinder to the Registration Rights Agreement (the “Joinder”) substantially in the form attached as Exhibit A to the Registration Rights Agreement (each of (i) through (iii), the “Assumption Documentation”), evidencing the consummation of the Escrow Merger and the assumption of the obligations under the Notes or the guarantees, as applicable, and the Indenture by ACCO and the Guarantors (the “ACCO Assumption”).

B. If the Escrow Agent receives a written notice from the Depositor or the Trustee that ACCO Finance is required to redeem the notes pursuant to Section 3.07 of the Indenture (a “Special Mandatory Redemption”), the Escrow Agent will, provided that such notice is received by the Escrow Agent at least one (1) Business Day prior to the desired release date of the Escrowed Property and except as contemplated in Paragraph 4.C below, on the date fixed for such Special Mandatory Redemption, release to the paying agent designated by the Trustee (the “Paying Agent”) an amount of Escrowed Property in cash equal to the Special Mandatory Redemption Price specified in such notice from the Depositor and the Trustee. Upon receipt of such notice, the Escrow Agent will liquidate all Escrowed Property held by it no later than the Business Day prior to the Special Mandatory Redemption Date.

Concurrently with such release to the Paying Agent, the Escrow Agent will, in accordance with such written instructions from the Depositor and the Trustee, release any excess of Escrowed Property over the Special Mandatory Redemption Price to ACCO (or its designee). The Depositor, ACCO and the Trustee recognize that (i) to the extent any

Permitted Investments need to be sold to make the payment contemplated herein, the ability of the Escrow Agent to make such payment may be delayed until such sale is settled, and (ii) the Escrow Agent will expect to receive instructions as to the sale of the Permitted Investments.

C. Notwithstanding Paragraphs 4.A and 4.B above, if the Escrow Agent receives timely written notice from the Trustee or the Depositor that a Default or Event of Default has occurred and is continuing, the Escrow Agent will not release any Escrowed Property to the Depositor unless and until the Escrow Agent receives a written notice from the Trustee that such Default or Event of Default is not continuing. The Escrow Agent does not, and will not be deemed to, assume any obligation or responsibility to investigate or monitor the occurrence or continued existence of a Default or an Event of Default.

D. If the Escrow Agent receives a written notice from the Trustee that the principal of and accrued interest on the Notes (the “Default Amount”) has become immediately due and payable pursuant to Section 6.02 of the Indenture (an “Acceleration Event”) and either (i) a court of competent jurisdiction determines that the acceleration of the Notes was appropriate as a result of a bona fide Event of Default under the Indenture or (ii) such acceleration is not rescinded on or prior to the Special Mandatory Redemption Date (either such event, a “Remedies Trigger Event”), the Escrow Agent will liquidate all Escrowed Property then held by it within one (1) Business Day after it receives notice of such court determination or on the Business Day after the Special Mandatory Redemption Date, as the case may be, and will release to the Paying Agent for payment to the holders of the Notes an amount of Escrowed Property sufficient to pay the greater of the Default Amount and the Special Mandatory Redemption Price (the “Payment Amount”). The Escrow Agent will contemporaneously release all remaining Escrowed Property in excess of such Payment Amount to ACCO (or its designee).

If the Escrow Agent receives a written notice that a Special Mandatory Redemption is to occur, this Paragraph 4.D and Paragraph 4.C will be of no further effect and all Escrowed Property then held by the Escrow Agent will be released in accordance with Paragraph 4.B.

E. In the event of (i) an Acceleration Event or (ii) a Change of Control (as defined in the Indenture), in either case occurring prior to a Remedies Trigger Event, (a) ACCO Finance (with the consent of ACCO) may, as its sole option, direct the Escrow Agent in a written instruction to liquidate the Escrowed Property and release to the Paying Agent the Escrowed Property in an amount sufficient for the payment of the Payment Amount and (b) if ACCO Finance so directs the Escrow Agent pursuant to clause (a) above and pays to the Paying Agent any additional amounts necessary to pay the full Payment Amount to the extent amounts released pursuant to clause (a) are insufficient to pay such full amount, or if ACCO Finance otherwise pays all of such Payment Amount pursuant to such Acceleration Event or Change of Control and, in either case, delivers an Officer’s Certificate to the Escrow Agent to such effect, ACCO Finance may (x) in the case of an Acceleration Event, request the Escrow Agent to release to ACCO Finance and the Escrow Agent will as soon as practicable release to

ACCO Finance all remaining Escrowed Property or (y) in the case of a Change of Control, request the Escrow Agent to release to ACCO and the Escrow Agent will as soon as practicable release to ACCO the excess of the remaining Escrowed Property over the amount necessary to pay the Special Mandatory Redemption Price with respect to any Notes that remain outstanding following the consummation of the purchase of Notes in accordance with Section 4.08 of the Indenture in respect of such Change of Control.

F. Notwithstanding anything herein to the contrary, all notices to be delivered to the Escrow Agent hereunder relating to the release of any amounts from the Escrow Account to any person will set forth the exact amount to be released to any such person (except that a notice in the form of Exhibit B hereto will be acceptable) and contain the applicable payment instruction to such person. The Escrow Agent does not, and will not be deemed to, assume any obligation or responsibility to independently confirm or verify (i) any amount set forth in any such notice or the accuracy of any calculation set forth herein or (ii) the content or for verification of any of the Exhibits attached hereto.

5.	Addresses and Account Information

Notices, instructions, Investment Instructions and other communications will be sent to:

A. Escrow Agent, Citibank Agency & Trust, 388 Greenwich Street, 14th Floor, New York, New York 10013 (telephone number: (212) 816-5859, facsimile number: (212) 657-2762, Attn: Camille Tomao.

B. The Depositor or ACCO c/o ACCO World Corporation, 300 Tower Parkway, Lincolnshire, Illinois 60069 (telephone number: (847) 484-4800, facsimile number: (847) 484-4495, Attn: Chief Financial Officer.

C. The Trustee, Wachovia Bank, Wachovia Bank, NA, 401 S. Tryon Street, 12th Floor, Bond Administration, NC 1179, Charlotte, NC 28288-1179 (telephone number: (704) 374-2080, facsimile number: (704) 383-7316), Attn: Patrick Teague.

6.	Distribution of Escrowed Property Upon Termination

Upon termination of this Escrow Agreement, Escrowed Property then held hereunder will be distributed to the Trustee.

7.	Compensation

At the time of execution of this Escrow Agreement, either the Depositor or ACCO will pay Escrow Agent the annual agency fee of $3,000.00 perannum and thereafter will pay such amount, to the Escrow Agent to the extent the Escrowed Property has not been released, on each anniversary date of this Escrow Agreement. In addition, the Depositor and ACCO jointly and severally agree to reimburse the Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by the Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). It is understood that the Escrow Agent’s fees may be adjusted from time to time to conform to its then current guidelines. The obligations contained in this paragraph will be a joint and several obligation of the Depositor and ACCO.

The Depositor and ACCO will be responsible for and will reimburse Escrow Agent upon demand for all fees, expenses and disbursements incurred or made by Escrow Agent in connection with this Escrow Agreement.

The Trustee will have no obligation to pay any amounts, either for its own account or for the account of the holders of the Notes, to the Escrow Agent.

II	TERMS AND CONDITIONS

8. Escrowed Property will be held by the Escrow Agent either directly or through the Federal Reserve/Treasury Book-Entry System for United States and federal agency securities (the “Book-Entry System”), The Depository Trust Company, a clearing agency registered with the Securities and Exchange Commission (“DTC”), or through any other clearing agency or similar depository (a “Clearing Agency”). The Escrow Agent will have no responsibility and will not be liable for ascertaining or acting upon any calls, conversions, exchange offers, tenders, interest rates changes, or similar matters relating to securities held at DTC or with any Clearing Agency unless the Escrow Agent will have received actual and timely notice of the same, nor will the Escrow Agent have any responsibility or liability for the actions or omissions to act of the Book-Entry System, DTC or any Clearing Agency.

9. The duties, responsibilities and obligations of Escrow Agent will be limited to those expressly set forth herein and no duties, responsibilities or obligations will be inferred or implied. Escrow Agent will not be subject to, nor required to comply with, any other agreement between or among any or all of the Depositor, ACCO or the Trustee or to which the Depositor, ACCO or the Trustee is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (provided that the Escrow Agreement shall take and follow any instructions contained herein or delivered by the Trustee or the Trustee, the Depositor and/or ACCO in accordance with this Agreement) from the Depositor, ACCO, the Trustee or an entity acting on behalf of them. Escrow Agent will not be required to expend or risk any of its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder.

10. This Escrow Agreement is for the exclusive benefit of the parties hereto and their respective permitted successors hereunder, and will not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever except as provided in Paragraph 21 hereof with respect to the resignation of the Escrow Agent.

11. If at any time Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrowed Property (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrowed Property), Escrow Agent is authorized to comply therewith in any manner it or legal counsel of its own choosing deems appropriate; and if Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, subject to paragraph 12(a), Escrow Agent will not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

12. (i) Escrow Agent will not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event will Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from the Depositor, ACCO, the Trustee or any entity acting on behalf of any of them, (ii) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated, (iii) for the acts or omissions of its nominees, correspondents, designees, agents, subagents or subcustodians, (iv) for the investment or reinvestment of any cash held by it hereunder, in each case in good faith, in accordance with the terms hereof, including without limitation any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrowed Property, or any loss of interest incident to any such delays, or (v) for an amount in excess of the value of the Escrowed Property, valued as of the date of deposit.

(a) If any fees, expenses or costs incurred by, or any obligations owed to, Escrow Agent or its counsel hereunder are not promptly paid when due, Escrow Agent may reimburse itself therefore from the Escrowed Property and may sell, convey or otherwise dispose of any Escrowed Property for such purpose. The Escrow Agent may in its sole discretion withhold from any distribution of Escrowed Property an amount of Escrowed Property it believes would, upon sale or liquidation, produce proceeds equal to any unpaid amounts to which Escrow Agent is entitled to hereunder.

(b) Escrow Agent may consult with legal counsel of its own choosing at the expense of the Depositor and ACCO as to any matter relating to this Escrow Agreement, and Escrow Agent will not incur any liability in acting in good faith in accordance with any advice from such counsel.

(c) Escrow Agent will not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God, war or terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(d) The Escrow Agent will be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Escrow Agent may act in reliance upon any instrument or signature from an Authorized Representative believed by it to be genuine and may assume that any such person purporting to give receipt or advice to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

13. Unless otherwise specifically set forth herein Escrow Agent will proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. Should Escrow Agent in its sole discretion or otherwise credit Distributions before the same are finally collected, such credits will be provisional and may be reversed by Escrow Agent without notice until such time as the same will be finally collected. All such collections will be subject to Escrow Agent’s usual collections practices or terms regarding items received by Escrow Agent for deposit or collection. Escrow Agent will not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

14. Escrow Agent will provide to the Depositor, ACCO and the Trustee monthly statements identifying transactions, transfers or holdings of Escrowed Property and each such statement will be deemed to be correct and final upon receipt thereof by the Depositor, ACCO and the Trustee unless the Depositor, ACCO and the Trustee notifies Escrow Agent in writing to the contrary within fifteen (15) Business Days of the date of such statement.

15. Escrow Agent will not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement. The Escrow Agent will not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

16. The Escrow Agent will not be under any duty to give the Escrowed Property held by it hereunder any greater degree of care than it gives its own similar property and will not be required to invest any funds held hereunder except as directed in this Escrow Agreement. Uninvested funds held hereunder will not earn or accrue interest.

17. When the Escrow Agent is instructed in writing to deliver securities against payment, or to effect payment against delivery, delivery and receipt of payment may not be completed simultaneously, and each of the Depositor and ACCO agrees that the Escrow Agent will incur no liability for any credit risk involved, and that the Escrow Agent may deliver and receive securities, and arrange for payments to be made and received, in accordance with customs prevailing from time to time among brokers or dealers in such securities.

18. At any time the Escrow Agent may request an instruction in writing in English from the Depositor, ACCO or Trustee and may, at its own option, include in such request the course of action it proposes to take and the date on which it proposes to act, regarding any matter arising in connection with its duties and obligations hereunder. The Escrow Agent will not be liable for acting in accordance with such a proposal on or after the date specified therein, provided that the specified date will be at least one (1) Business Day after the Depositor, ACCO or Trustee receive the Escrow Agent’s request for instructions and its proposed course of action, and provided further that, prior to so acting, the Escrow Agent has not received the written instructions requested.

19. Notices, instructions or other communications will be in writing in English and will be given to the address set forth in the “Addresses” provision herein (or to such other address as may be substituted therefore by written notification to Escrow Agent, Depositor, ACCO or Trustee). Notices to Escrow Agent will be deemed given when actually received by Escrow Administration. Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by Depositor, ACCO or Trustee or by a person or persons authorized by Depositor, ACCO or Trustee. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or a banking holiday in New York, such time will be extended to the next day on which the Escrow Agent is open for business.

20. The Depositor and ACCO, jointly and severally, will be liable for and will reimburse and indemnify Escrow Agent (and any predecessor Escrow Agent) and hold Escrow Agent harmless from and against any and all claims, losses, actions, liabilities, costs, damages or expenses (including reasonable attorneys’ fees and expenses) (collectively “Losses”) arising from or in connection with its administration of this Agreement, provided, however, that nothing contained herein will require Escrow Agent to be indemnified for Losses caused by its own gross negligence or own willful misconduct for which Escrow Agent has assumed liability pursuant to preceding subparagraph (a) of Paragraph 12. In addition, when the Escrow Agent acts on any information, instructions, communications, (including, but not limited to, communications with respect to the delivery of securities or the wire transfer of funds) sent by telephone, telex or facsimile, the Escrow Agent, absent gross negligence, will not be responsible or liable in the event such communication is not an authorized or authentic communication of the Depositor or ACCO or is not in the form the Depositor or ACCO sent or intended to send (whether due to fraud, distortion or otherwise). The Depositor and ACCO will jointly and severally indemnify the Escrow Agent against any loss, liability, claim or expense (including legal fees and expenses) it may incur with its acting in accordance with any such communication. This paragraph will survive the termination of this Escrow Agreement or the removal of the Escrow Agent.

21. (ii) Depositor, ACCO and Trustee may remove Escrow Agent at any time by giving to Escrow Agent thirty (30) calendar days’ prior notice in writing signed by each of the Depositor, ACCO and the Trustee. Escrow Agent may resign at any time by giving the Depositor, ACCO and Trustee thirty (30) calendar days’ prior written notice thereof.

(a) Within thirty (30) calendar days after giving the foregoing notice of removal to Escrow Agent or receiving the foregoing notice of resignation from Escrow Agent, each of the Depositor, ACCO and the Trustee will jointly agree on and appoint a successor Escrow Agent. If a successor Escrow Agent has not accepted such appointment by the end of such 30-day period, Escrow Agent may, in its sole discretion, deliver the Escrowed Property to the Trustee at the address provided herein or may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Escrow Agent in connection with such proceeding will be paid by, and be deemed a joint and several obligation of, the Depositor and ACCO. In the event of any such resignation or removal, the Escrow Agent will have no further obligation with respect to the Escrowed Property.

(b) Upon receipt of the identity of the successor Escrow Agent, Escrow Agent will either deliver the Escrowed Property then held hereunder to the successor Escrow Agent, less Escrow Agent’s fees, costs and expenses or other obligations owed to Escrow Agent, or hold such Escrowed Property (or any portion thereof), pending distribution, until all such fees, costs and conclusively expenses or other obligations are paid.

(c) Upon delivery of the Escrowed Property to the success or Escrow Agent, Escrow Agent will have no further duties, responsibilities or obligations hereunder.

22. (iii) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by Escrow Agent hereunder, Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrowed Property, unless Escrow Agent receives written instructions, signed by the Depositor and ACCO or the Trustee, as applicable, which eliminates such ambiguity or uncertainty.

(a) In the event of any dispute between or conflicting claims by or among the Depositor, ACCO, the Trustee and/or any other person or entity with respect to any Escrowed Property, Escrow Agent will be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrowed Property so long as such dispute or conflict will continue, and Escrow Agent will not be or become liable in any way to the Depositor, ACCO or Trustee for failure or refusal to comply with such conflicting claims, demands or instructions. Escrow Agent will be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands will have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Escrow Agent or (ii) Escrow Agent will have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting. Any court order, judgment or decree will be accompanied by a legal opinion by counsel for the presenting party, satisfactory to the Escrow Agent, to the effect that said order, judgment or decree represents a final adjudication of the rights of the parties by a court of competent jurisdiction, and that the time for appeal from such order, judgment or decree has expired without an appeal having been perfected. The Escrow Agent will act on such court order and legal opinions without further question. Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding will be paid by, and will be deemed a joint and several obligation of, the Depositor and ACCO.

(b) The Escrow Agent will have no responsibility for the contents of any writing of the arbitrators or any third party contemplated herein as a means to resolve disputes and may conclusively rely without any liability upon the contents thereof.

23. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE DEPOSITOR AND ACCO AGREE THAT ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITOR OR ACCO BROUGHT BY THE ESCROW AGENT, THE DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES AND AGENTS OF THE ESCROW AGENT, OR BY ANY PERSON WHO CONTROLS THE ESCROW AGENT, ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN ANY STATE OR U.S. FEDERAL COURT IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING, AND IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUIT, ACTION OR PROCEEDING.

24. (iv) The Escrow Agent does not have any interest in the Escrowed Property deposited hereunder but is serving as escrow holder only and having only possession thereof. The Depositor and ACCO will pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrowed Property incurred in connection herewith and will indemnify and hold harmless the Escrow Agent from any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account will be subject to withholding regulations then in force with respect to United States taxes. The Depositor and ACCO will provide the Escrow Agent with appropriate W-9 forms for tax I.D., number certifications, or W-8 forms for non-resident alien certifications. This paragraph will survive notwithstanding any termination of this Escrow Agreement or the resignation or removal of the Escrow Agent.

(a) IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT: To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, we will ask for information that will allow us to identify relevant parties.

25. Except as otherwise permitted herein, this Escrow Agreement may be modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof will be effective unless expressed in a writing signed by all the parties hereto.

26. The rights and remedies conferred upon the parties hereto will be cumulative, and the exercise or waiver of any such right or remedy will not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder will not preclude the subsequent exercise of such right or remedy.

27. (v) Each of the Depositor and ACCO hereby represents and warrants that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes the legal, valid and binding obligation of the Depositor and ACCO enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by the Depositor and ACCO does not violate any applicable law or regulation to which the Depositor and ACCO are subject and does to require the consent of any governmental or other regulatory body to which the Depositor or ACCO is subject, except for such consents and approvals as have been obtained and are in full force and effect.

(a) The Escrow Agent hereby represents and warrants that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation enforceable in accordance with its terms. The Trustee hereby represents and warrants that the person executing this Agreement is duly authorized to so execute this Agreement, and that this Agreement

28. The invalidity, illegality or unenforceability of any provision of this Escrow Agreement will in no way effect the validity, legality or enforceability of any other provision; and if any provision is held to be enforceable as a matter of law, the other provisions will not be affected thereby and will remain in full force and effect.

29. This Escrow Agreement will constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto.

30. This Agreement will terminate upon the distribution of all Escrowed Property from the account established hereunder. The provisions of these Terms and Conditions and Paragraph 6 will survive termination of this Escrow Agreement and/or the resignation or removal of the Escrow Agent.

31. No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank, N.A.” or “Citibank,

N.A., Agency & Trust” by name or the rights, powers, or duties of the Escrow Agent under this Escrow Agreement will be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of Escrow Agent.

32. The headings contained in this Escrow Agreement are for convenience of reference only and will have no effect on the interpretation or operation hereof.

33. This Escrow Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, will be deemed to be an original and all such counterparts will together constitute one and the same agreement.

34. No party may assign any of its rights or obligations under this Escrow Agreement without the written consent of the other parties.

35. Any corporation into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent will be a party, or any corporation succeeding to the business of the Escrow Agent will be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

IN WITNESS WHEREOF, each of the parties have caused this Escrow Agreement to be executed by a duly authorized officer as of the day and year first written above.

ACCO FINANCE I, INC., as Depositor

By:	/S/ NEAL V. FENWICK
	Name:	Neal V. Fenwick
	Title:	Vice President and Assistant Secretary

ACCO WORLD CORPORATION (to be renamed ACCO Brands Corporation)

By:	/S/ NEAL V. FENWICK
	Name:	Neal V. Fenwick
	Title:	Executive Vice President of Finance and Administration

WACHOVIA BANK, NATIONAL ASSOCIATION, as Trustee

By:	/S/ PAUL F. ANATRELLA
	Name:	Paul F. Anatrella
	Title:	Vice President

CITIBANK, N.A., AGENCY & TRUST, as Escrow Agent

By:	/S/ CAMILLE TOMAO
	Name:	Camille Tomao
	Title:	Vice President

EXHIBIT A

FORM OF INCUMBENCY CERTIFICATE

[DEPOSITORY/TRUSTEE] INCUMBENCY CERTIFICATE

The undersigned certifies that s/he is the [INSERT TITLE] of [ACCO Finance I, Inc./Wachovia Bank, National Association], a [Delaware corporation/national banking association formed under the laws of the United States of America] (the “Signing Party”), and as such s/he is authorized to execute this Certificate and further certifies that the following persons have been elected or appointed, are qualified, and are now acting as officers of the Signing Party in the capacity or capacities indicated below, and that the signatures set forth opposite their respective names are their true and genuine signatures. S/He further certifies that any of the persons listed below are authorized [please choose one] [individually or jointly] to sign agreements and given written instructions with regard to any matters pertaining to the Escrow Agreement, dated August [5], 2005, and the appointment of Citibank, N.A., Agency & Trust, as Escrow Agent.

Name	Title	Phone	Signature

IN WITNESS WHEREOF, I have hereunto set my hand this 5th day of August, 2005.

[ACCO FINANCE I, INC./WACHOVIA BANK, NATIONAL ASSOCIATION] [TO BE SIGNED BY SOMEONE WHOSE NAME IS NOT INCLUDED IN THE ABOVE LIST]

By:
Name:
Title:

Call Back Authorized Individuals:

The below listed person [must list at least two individuals] have been designated Call Back Authorized Individuals of the Signing Party and will be notified by Citibank, N.A., Agency & Trust, upon the release of Escrowed Property from the Escrow Account unless an original “Standing or Predefined Instruction” letter is on file with the Citibank, N.A., Agency & Trust:

Name	Phone

EXHIBIT B

[FORM OF RELEASE NOTICE FROM TRUSTEE]

[LETTERHEAD OF WACHOVIA BANK, NATIONAL ASSOCIATION]

VIA FACSIMILE: 212-657-2762

Citibank, N.A., Agency & Trust

388 Greenwich Street

14th Floor

New York, New York 10013

Attn: Camille Tomao

Pursuant to Paragraph 4.A of the Escrow Agreement (the “Agreement”) dated as of August 5, 2005, by and among Citibank, N.A., Agency & Trust, a national banking institution incorporated under the laws of the United States of America (“Escrow Agent”) ACCO Finance I, Inc., a Delaware corporation (“ACCO Finance” or the “Depositor”), and ACCO Brands Corporation (f/k/a ACCO World Corporation), a Delaware corporation (“ACCO”), and Wachovia Bank, National Association, a national banking association organized under the laws of the United States of America (“Trustee”), hereby confirm the occurrence of the ACCO Assumption (as defined in the Agreement) and request that you release on the date hereof the full amount of the Escrowed Property to ACCO (or its designee).

WACHOVIA BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Representative
Name:
Title:

EXHIBIT C

[FORM OF OFFICERS’ CERTIFICATE OF ACCO BRANDS CORPORATION]

OFFICERS’ CERTIFICATE OF ACCO BRANDS CORPORATION

This certificate is being delivered pursuant to Paragraph 4.A of the Escrow Agreement, dated as of August 5, 2005 (the “Escrow Agreement”), among ACCO Finance I., Inc., ACCO Brands Corporation (f/k/a ACCO World Corporation) (“ACCO”), Citibank, N.A., Agency & Trust, as escrow agent and securities intermediary (the “Escrow Agent”) and Wachovia Bank, National Association, as trustee (the “Trustee”). Capitalized terms used herein but not defined herein having the meanings given such terms in the Indenture, dated as of August 5, 2005 (the “Indenture”), between ACCO Finance and the Trustee.

ACCO hereby certifies through the undersigned officer that:

(1)	The closing contemplated by the Spin-off Documents, the Merger Documents and the Credit Documents have been or will be consummated contemporaneously with the release of the Escrowed Property and in accordance with the terms and conditions of the Spin-off Documents and the Merger Documents as in effect on the Issue Date, together with such amendments, modifications and waivers that are not, individually or in the aggregate, materially adverse to the holders of the notes (after giving effect to the consummation of the Spin-off and the Merger).

(2)	At such time or concurrently, (i) the Credit Agreement is or will be effective on substantially the terms as those described in the Offering Memorandum dated August 2, 2005 prepared in connection with the issuance of the Notes, (ii) all conditions to the borrowing under to the Credit Agreement (other than the release of the Escrowed Property and the consummation of the Spin-off and the Merger) have been or will be satisfied or waived and the lenders thereunder shall not have taken any action to prevent the release of the Escrowed Property and (iii) no default or event of default under the Credit Agreement that has not been waived shall have occurred and be continuing thereunder or caused by the consummation of the Spin-off and the Merger.

(3)	No Default or Event of Default shall have occurred and be continuing under the Indenture.

(4)

If the covenants in Sections 4.03 through 4.08, 4.12, 4.13 and 4.15 of the Indenture which are applicable to ACCO and its Restricted Subsidiaries from and after the Assumption Date had been applicable to ACCO and its Restricted Subsidiaries as of the Issue Date, assuming all other Transactions and the other transactions described in the Offering Memorandum had occurred on such dates, no Default or Event of Default would have occurred and be continuing under the Indenture as of the Assumption Date.

(5)	ACCO has delivered to the Trustee an executed counterpart of the Supplemental Indenture, substantially in the form attached to the Escrow Agreement as Exhibit G, pursuant to which ACCO is assuming all of ACCO Finance’s obligations under the Indenture and the Notes. The Supplemental Indenture has been duly authorized by ACCO and constitutes a valid and binding obligation of ACCO, enforceable against ACCO in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, preference or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

IN WITNESS WHEREOF, ACCO, through the undersigned officers, has signed this Certificate this      day of                     , 2005.

ACCO BRANDS CORPORATION

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT D

[FORM OF SECRETARY CERTIFICATE]

CERTIFICATE OF SECRETARY

OF

[COMPANY]

I, [                ], Secretary of [Company], a [Type if Entity] organized under the laws of the State of [Name of State] (the “Company”), do hereby certify that:

(a) A true and complete copy of the [Name of Relevant Organizational Document] of the Company, together with all amendments to date, certified by the Secretary of State of the [Name of State], is attached as Annex A. Such certificate of incorporation is in full force and effect on this date. No action has been taken by the Board of Directors or, to my knowledge, the stockholders of the Company for the purpose of effecting any further amendment to or modification of such certificate of incorporation.

(b) [A true and correct copy of the By-laws of the Company is attached as Annex B. Such By-laws are in full force and effect on this date.]

(c) No proceedings with regard to the consolidation, sale of assets and business, liquidation, or dissolution of the Company have been taken or are pending in the State of [Name of State] nor has the Board of Directors or, to my knowledge, the stockholders of the Company taken any steps to authorize or institute any of the foregoing.

(d) True and correct copies of the resolutions duly adopted by the Board of Directors of the Company dated August [    ], 2005 are attached as Annex C (the “Resolutions”). Such Resolutions constitute the only actions taken by the Company’s Board of Directors or any committee thereof relating to the guarantee of ACCO Finance I, Inc.’s (the “Issuer”) 7 5/8% Senior Subordinated Notes due 2015 (the “Notes”) and the execution of certain other documents related thereto. Such Resolutions have not been amended, modified or rescinded and are in full force and effect on the date hereof.

(e) The Supplemental Indenture (the “Supplemental Indenture”) to the Indenture dated as of August 5, 2005, by and among the Issuer, ACCO Brands Corporation, the Guarantors named therein and Wachovia Bank, National Association, as Trustee, is in a form which the officers of the Company were authorized to execute and deliver by the Board of Directors of the Company pursuant to the Resolutions.

(g) The Joinder Agreement (the “Joinder”) to the Registration Rights Agreement dated as of August 5, 2005, by and among the Issuer and Initial

Purchasers named therein, is in a form which the officers of the Company were authorized to execute and deliver by the Board of Directors of the Company pursuant to the Resolutions.

(h) Each person who, as a director or officer of the Company, signed, by facsimile or otherwise, (i) the Supplemental Indenture; (ii) the Joinder or (iii) any other document delivered prior hereto or on the date hereof in connection with the execution and delivery of the Supplemental Indenture or the Joinder and the guarantee of the Notes was duly appointed, qualified and acting as an officer of the Company at the respective times of such signing and delivery, and the signatures of such persons appearing on such documents are their genuine signatures.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the [    ] day of                     , 2005.

By:
Name:
	Title:	Secretary

EXHIBIT E-1

[FORM OF OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

1. ACCO Brands Corporation, a Delaware corporation (the “Company”) is validly existing and in good standing under the laws of the State of Delaware.

2. Each Covered Guarantor is validly existing and in good standing under the laws of the State of Delaware or the State of California, as applicable.

3. Each of the Company and each Covered Guarantor has the corporate or limited liability company power and corporate or limited liability company authority to execute and deliver each of the Transaction Documents to which it is party and to consummate the transactions contemplated thereby.

4. The Joinder Agreement has been duly authorized, executed and delivered by the Company and each Covered Guarantor and constitutes a valid and binding agreement of the Company and each Guarantor, enforceable against the Company and each Guarantor in accordance with its terms.

5. The Supplemental Indenture has been duly authorized, executed and delivered by the Company and each Covered Guarantor and is a valid and binding agreement of the Company and each Guarantor, enforceable against the Company and each Guarantor in accordance with its terms.

6. The Guarantee of each Covered Guarantor has been duly authorized by such Covered Guarantor, and the Guarantee of each Guarantor constitutes a valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

7. The issuance of the Exchange Notes has been duly authorized by the Company and, when the Exchange Notes have been duly executed, authenticated, issued and delivered in exchange for the Notes in accordance with the terms of the Indenture (as supplemented by the Supplemental Indenture), the Registration Rights Agreement and the Exchange Offer (as defined in Registration Rights Agreement), the Exchange Notes will constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

8. Each Covered Guarantor’s Exchange Note Guarantee has been duly authorized by such Covered Guarantor, and, when the Exchange Notes are issued and delivered in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer (as defined in Registration Rights Agreement), each Guarantor’s Exchange Note Guarantee will constitute the valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

9. No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize or is required in connection with the Company’s or each Covered Guarantor’s execution or delivery of each of the Transaction Documents to which it is party or the consummation by the Company or such Covered Guarantors of the transactions contemplated thereby, other than the filing of a certificate of merger with the Secretary of State of the State of Delaware in connection with the Merger (as defined in the Purchase Agreement) and other than the filing of a certificate of ownership and merger with the Secretary of State of the State of Delaware to effect the Escrow Merger (as defined in the Purchase Agreement).

10. The execution and delivery by each of the Company and each Covered Guarantor of each of the Transaction Documents to which it is party, and the consummation by them of the transactions contemplated thereby will not (i) conflict with the Charter Documents or the Bylaws; (ii) constitute a violation of, or a breach or default under, the terms of any Applicable Contract; or (iii) violate or conflict with, or result in any contravention of, any Applicable Law or any Applicable Order. We do not express any opinion, however, as to whether the execution, delivery or performance by the Company or any Covered Guarantor of each of the Transaction Documents to which it is party will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or any of its subsidiaries.

11. Each of the Company and each Guarantor is not and, solely after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Offering Memorandum, will not be subject to registration and regulation as an “investment company” as such term is defined in the Investment Company Act of 1940.

EXHIBIT E-2

[FORM OF OPINION OF JONES VARGAS]

In addition, we have examined such other certificates, documents and materials, and have made such other investigations as we have deemed necessary to enable us to render the opinions expressed below. As to various questions of fact material to our opinions, we have relied upon certificates and written statements of the Nevada Guarantor and such other persons as we have deemed necessary for the issuance of our opinion including the certificate of a person who witnessed the execution and delivery of the Transaction Documents by or on behalf of the Nevada Guarantor (the “Execution Certificate”). However, we have not necessarily independently verified the content of factual statements made to us in connection therewith, or the veracity of such representations or statements in such certificates but we have no reason to believe that such factual statements or representations are inaccurate. We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the Transaction Documents.

Assumptions

In rendering the opinions contained herein, we have, with your consent, assumed without inquiry (a) the due authorization, execution and delivery of the Transaction Documents by all parties thereto, other than the Nevada Guarantor; (b) that the Transaction Documents constitute valid, legal, binding and enforceable obligations of all parties thereto, other than the Nevada Guarantor; (c) that each party to the Transaction Documents (a “Party”), other than the Nevada Guarantor, is duly incorporated, formed or organized, validly existing and in good standing under the laws of its jurisdiction of formation; (d) the power and authority, corporate or otherwise, of each Party, other than the Nevada Guarantor, to execute, deliver and perform such instruments, documents and agreements to which such Party is a signatory and that all necessary requisite action to authorize the execution of the Transaction Documents has been taken; (e) that there are no oral or written agreements or understandings that would in any manner vary the terms and provisions of the Documents, or which would constitute a waiver of any of the provisions thereof by the actions or conduct of the Parties or otherwise, or which would have an effect on the opinions rendered herein; (f) that each natural person executing any of the Transaction Documents is legally competent to do so; (g) that the parties to the Transaction Documents acted in good faith and not with an intent to evade the law of the real situs of such agreements in agreeing to the choice of laws provisions in such agreements; and (h) that the Transaction Documents have been executed and delivered in the same form as submitted to us for our review.

In addition, we note that the choice of law provisions in the Transaction Documents provide for the law of another state (i.e., other than the State) to govern the rights and obligations of the parties thereto in certain respects. For purposes of the opinions expressed in this letter we have assumed, with your permission, that all provisions of the Transaction Documents are governed by the laws of the State. Notwithstanding the express provisions of the Transaction Documents, we express no opinion as to which law will govern the Transaction Documents. The law covered by this opinion is limited to the law of the State (except for securities or Blue Sky laws on which we express no opinion). We express no opinion with respect to the law of any other jurisdiction and no opinion with respect to the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction. We have assumed that you have complied with all state and/or federal laws and regulations applicable to you arising out of the Transaction or your status as Purchasers thereunder.

Opinions

Subject to the foregoing assumptions and the limitations and qualifications hereinafter set forth, we are of the opinion that:

1. The Nevada Guarantor is validly existing and, based solely on a Good Standing Certificate, is in good standing under the laws of the State.

2. The Nevada Guarantor has the corporate power and authority to execute and deliver each of the Transaction Documents to which it is party and to consummate the transactions contemplated thereby.

3. The Joinder Agreement has been duly authorized and, based solely on the Execution Certificate, executed and delivered by the Nevada Guarantor and constitutes a valid and binding agreement of the Nevada Guarantor, enforceable against the Nevada Guarantor in accordance with its terms.

4. The Supplemental Indenture has been duly authorized and, based solely on the Execution Certificate, executed and delivered by the Nevada Guarantor and constitutes a valid and binding agreement of the Nevada Guarantor, enforceable against the Nevada Guarantor in accordance with its terms.

5. The Guarantee has been duly authorized and, based solely on the Execution Certificate, executed and delivered by the Nevada Guarantor and constitutes a valid and binding obligation of the Nevada Guarantor, enforceable against the Nevada Guarantor in accordance with its terms.

6. The Exchange Note Guarantee has been duly authorized by the Nevada Guarantor, and, when the Exchange Notes are issued and delivered in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer (as defined in Registration Rights Agreement), the Nevada Guarantor’s Exchange Note Guarantee will constitute the valid and binding obligation of the Nevada Guarantor, enforceable against the Nevada Guarantor in accordance with its terms.

7. No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize or is required in connection with the Nevada Guarantor’s execution or delivery of each of the Transaction Documents to which it is party or the consummation by the Nevada Guarantor of the transactions contemplated thereby.

8. The execution and delivery by the Nevada Guarantor of each of the Transaction Documents to which it is party, and the consummation by the Nevada Guarantor of the transactions contemplated thereby will not (i) conflict with the Articles of Incorporation or the Bylaws; or (ii) violate or conflict with, or result in any contravention of, any Applicable Law.

Limitations and Qualifications

In addition to the other limitations and qualifications described herein, the foregoing opinions are subject in all respects to the following limitations and qualifications:

(A) The effect of any applicable bankruptcy, exemption, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the rights of creditors.

(B) Any limitations on the remedies of specific performance, injunction and other forms of equitable relief because they are subject to certain standards of equity jurisdiction, equitable defenses and the discretion of the court.

(C) Generally applicable laws and judicially created doctrines specifying the methods of enforcement of obligations and/or limiting the availability of certain remedies if a specified remedy is utilized.

(D) The qualification that certain provisions of the Transaction Documents are not or may not be enforceable in whole or in part under applicable law, and that general principles of reasonableness, good faith, fair dealing and equity (regardless of whether raised in a proceeding in equity or at law) may lead a court to decline to enforce certain provisions of the Transaction Documents, but inclusion of such provisions does not affect the overall validity of the Transaction Documents.

(E) The possibility that the plain and apparent meaning of the Transaction Documents may be varied by the admission of parole evidence.

(E) The enforceability under certain circumstances of provisions expressly or by implication waiving broadly or vaguely stated rights, unknown future rights, defenses to obligations, or rights granted by law, where such waivers are against public policy or prohibited by law.

We express no opinion as to:

1.	Any document to which reference is made in any of the Transaction Documents other than the Transaction Documents themselves;

2.	The effect of compliance or non-compliance by the Purchasers with any state or federal laws or regulations applicable to the transactions contemplated by the Transaction Documents or the nature of its business.

This letter is issued in the State and by issuing this letter the law firm of Jones Vargas shall not be deemed to be transacting business in any other state. Furthermore, by issuing this letter to the Initial Purchasers the law firm of Jones Vargas does not consent to the jurisdiction of any state but the State and any claim or cause of action arising out of the opinions expressed herein must be brought in the State.

This opinion is furnished by us as counsel for the Nevada Guarantor solely for the purposes contemplated by the Transaction Documents. The opinions expressed herein may be relied upon only by you and by your permitted successors and assigns in connection with the transactions referred to in the Transaction Documents. Our opinion may not be used, quoted from, referred to or relied upon by you or by any other person for any other purpose, nor may copies be delivered to any other person, without in each instance our prior written consent. We shall have no obligation to revise or reissue this opinion with respect to any change in law or any event, fact, circumstance or transaction which occurs after the date hereof.

EXHIBIT F

[FORM OF CERTIFICATE OF MERGER]

CERTIFICATE OF OWNERSHIP AND MERGER

OF

ACCO FINANCE I, INC.

WITH AND INTO

ACCO BRANDS CORPORATION

Pursuant to Section 253 of the General

Corporation Law of the State of Delaware

ACCO Brands Corporation, a Delaware corporation (the “Corporation”), hereby certifies as follows:

1. The Corporation owns all of the outstanding shares of stock of ACCO Finance I, Inc., a Delaware corporation (“ACCO Finance”).

2. On                     , 2005, the Board of Directors of the Corporation adopted the following resolutions to merge ACCO Finance into the Corporation (the “Merger”):

[                                                                                                  ]

3. The name of the surviving corporation is ACCO Brands Corporation.

4. The Merger shall be effective as of [                    ], 2005 at [                    ] [a.m./p.m.].

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be executed in its corporate name this      day of                     , 2005.

ACCO BRANDS CORPORATION

By:
Name:
Title:

EXHIBIT G

[FORM OF SUPPLEMENTAL INDENTURE]

SUPPLEMENTAL INDENTURE, dated as of             , 2005 among ACCO Brands Corporation, a Delaware corporation (“ACCO”), the Guarantors signatory hereto (the “Guarantors”) and Wachovia Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS, ACCO Finance I, Inc. (“ACCO Finance”) and the Trustee heretofore executed and delivered an Indenture, dated as of August 5, 2005 (as heretofore amended and supplemented, the “Indenture”), providing for the issuance of the 7 5/8% Senior Subordinated Notes due 2015 of ACCO Finance (the “Securities”) (capitalized terms used herein but not otherwise defined have the meanings ascribed thereto in the Indenture);

WHEREAS, Article 5 of the Indenture provides that upon the execution and delivery by ACCO to the Trustee of this Supplemental Indenture, ACCO shall be the successor issuer of the Notes under the Indenture and the Securities and shall succeed to, and be substituted for, and may exercise every right and power of, ACCO Finance under the Indenture and the Securities and ACCO Finance shall be discharged from all obligations and covenants under the Indenture and the Securities;

WHEREAS, Section 9.01 of the Indenture provides that ACCO Finance and the Trustee may amend the Indenture and the Securities without notice to or consent of any Holders of the Securities by entering into a supplemental indenture in order to provide for the assumption by ACCO of its obligations under the Indenture; and

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of each of ACCO and the Guarantors.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, ACCO, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Assumption by Successor Company

Section 1.1. Assumption of the Securities. ACCO hereby expressly assumes and agrees promptly to pay, perform and discharge when due each and every debt (including accrued original issue discount on such debts, if any), obligation, covenant and agreement incurred, made or to be paid, performed or discharged by ACCO Finance under the Indenture and the Securities.

ACCO hereby agrees to be bound by all the terms, provisions and conditions of the Indenture and the Securities and that is shall be the successor issuer of the Notes and shall succeed to, and be substituted for, and may exercise every right and power of, ACCO Finance, as the predecessor issuer of the Notes, under the Indenture and the Securities, all to the extent provided in and in accordance with the terms and conditions of, the Indenture.

Section 1.2 Discharge of ACCO Finance. ACCO Finance is hereby expressly discharged from all debts, obligations, covenants and agreements under or relating to the Indenture and the Securities.

Section 1.3 Trustee’s Acceptance. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the indenture.

ARTICLE II

Additional Guarantors

Section 2.1. Agreement to Guarantee. The Guarantors hereby agree, jointly and severally, to unconditionally guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Articles 11 and 12 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

ARTICLE III

Miscellaneous

Section 3.1. Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by ACCO, ACCO Finance, the Guarantors and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 3.2. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.3. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the

Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 3.4. Confirmation and Preservation of Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

Section 3.5. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required or deemed under the TIA to be part of and govern any provision of the Supplemental Indenture, such provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 3.6 Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 13.02 of the Indenture.

Section 3.7. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.8. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or the Securities, express of implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.

Section 3.9 Successors. All agreements of ACCO in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 3.10 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Securities relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not the elsewhere herein so provided.

Section 3.11 Governing Law. THIS SUPPLEMENTAL SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE. EACH OF ACCO AND THE GUARANTORS AGREES THAT ANY SUIT, ACTION OR PROCEEDING AGAINST ACCO OR A GUARANTORS BROUGHT BY THE TRUSTEE OR HOLDERS ARISING OUT OF OR BASED UPON THIS SUPPLEMENTAL INDENTURE MAY BE INSTITUTED IN ANY STATE OR U.S. FEDERAL COURT IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE

OF ANY SUCH PROCEEDING, AND IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUIT, ACTION OR PROCEEDING.

Section 3.12. Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 3.13. Headings. The Article and Section headings herein are inserted for convenience or reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms of provisions hereof.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

ACCO WORLD CORPORATION

By:
Name:
Title:

ACCO BRANDS USA LLC BOONE INTERNATIONAL, INC. DAY-TIMERS, INC. GENERAL BINDING CORPORATION GBC INTERNATIONAL, INC. VELOBIND, INC., as Guarantors

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title: